Exhibit 4.1

[FORM OF CONVERTIBLE PROMISSORY NOTE]

[U.S.][NEITHER THIS SECURITY NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY (THE “SECURITIES”) HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. ]

[EU][NEITHER THIS SECURITY NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY (THE “SECURITIES”) HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THESE SECURITIES ARE BEING OFFERED AND SOLD ONLY PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT. THE SECURITIES MAY NOT BE RE-OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION. THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES THAT IT WILL ONLY OFFER, SELL OR OTHERWISE TRANSFER THESE SECURITIES, PRIOR TO THE DATE WHICH IS TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF (OR, AS TO ANY CONVERSION OF THIS SECURITY, THE DATE OF PURCHASE OF ANY SECURITIES THAT MAY BE RECEIVED UPON SUCH CONVERSION) AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY OR ANY SECURITIES THAT MAY BE RECEIVED UPON THE CONVERSION HEREOF): (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT, OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S RIGHT PRIOR TO ANY OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C) OR (D) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATES AND/OR OTHER INFORMATION REASONABLY SATISFACTORY TO THE COMPANY. THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF FURTHER AGREES NOT TO ENGAGE IN HEDGING TRANSACTIONS INVOLVING THESE SECURITIES UNLESS SUCH TRANSACTIONS MEET THE REQUIREMENTS AND COMPLY WITH THE SECURITIES ACT.]

No. B-[ ]	[$	_____________	]
Original Issue Date: September 19, 2007

SYNOVA HEALTHCARE GROUP, INC.

6.5% SENIOR CONVERTIBLE PROMISSORY NOTE, SERIES B, DUE

SEPTEMBER 19, 2012

THIS NOTE is one of a series of duly authorized and issued notes of Synova Healthcare Group, Inc., a Nevada corporation (the “Company”), designated as its 6.5% Senior Convertible Promissory Notes, Series B, due September 19, 2012, in the original aggregate notional principal amount of Five Million Dollars ($5,000,000) (collectively, the “Notes” and each Note comprising the Notes, a “Note”)(certain of which may be denominated in Euros).

FOR VALUE RECEIVED, the Company promises to pay to _______________________, a _________________________, or its registered assigns (the “Investor”), the principal sum of ___________________ [DOLLARS ($____________)] [EUROS (€                    )], on September 19, 2012 or such earlier date as this Note is required to be repaid as provided hereunder (the “Maturity Date”), and to pay interest to the Investor on the principal amount of this Note outstanding from time to time in accordance with the provisions hereof. All holders of Notes are referred to collectively, as the “Investors.” This Note is subject to the following additional provisions:

1. Definitions. In addition to the terms defined elsewhere in this Note: (a) capitalized terms that are used but not otherwise defined herein have the meanings given to such terms in the Securities Purchase Agreement, dated as of September 19, 2007, among the Company and the Investors identified therein with respect to the purchase and sale of the Note (the “Purchase Agreement”), and (b) the following terms have the meanings indicated below:

“Alternate Consideration” has the meaning set forth in Section 10(c) of this Note.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. 101 et seq.), as amended from time to time (including any successor statute) and all rules and regulations promulgated thereunder.

“Bankruptcy Event” means any of the following events: (a) the Company or any Subsidiary commences a case or other proceeding under any Bankruptcy Law relating to the Company or any Subsidiary thereof; (b) there is commenced against the Company or any Subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any subsidiary is adjudicated by a court of competent jurisdiction insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) under applicable law the Company or any Subsidiary makes a general assignment for the benefit of creditors; (f) the Company or any Subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Company or any Subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Company or any Subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Bankruptcy Law” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, fraudulent conveyance or transfer, reorganization, or similar state or Federal debtor relief laws, statutes, rules, regulations, orders, or ordinances of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Beneficial Owner” has the meaning set forth in Section 5(b) of this Note.

“Change of Control” means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act) of more than one-third of the voting rights or equity interests in the Company other than pursuant to the Transaction Documents; (ii) a replacement of more than one-half of the members of the Company’s board of directors in a twelve month period in a single election of directors that is not approved by those individuals who are members of the board of directors on the date hereof (or other directors previously approved by such individuals); (iii) a Fundamental Transaction (as defined in Section 10(c)), a merger or consolidation of the Company or any Subsidiary or a sale of more than one-half of the assets of the Company in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Company’s securities prior to the first such transaction continue to hold at least two-thirds of the voting rights and equity interests in the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other transaction involving the Company or any Subsidiary that constitutes or results in a transfer of more than one-third of the voting rights or equity interests in the Company, unless following such transaction or series of transactions, the holders of the Company’s securities prior to the first such transaction continue to hold at least two-thirds of the voting rights and equity interests in the surviving entity or acquirer of such assets and one-half or more of the Board of Directors of the Company remain the same; (v) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Company, or (vi) the execution by the Company or its controlling shareholders of an agreement providing for or reasonably likely to result in any of the foregoing events.

“Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an Eligible Market, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) on the primary Eligible Market on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent qualified appraiser selected in good faith and paid for by a majority in interest of the Investors.

“Common Stock” means the common stock of the Company, $0.001 par value per share, and any securities into which such common stock may hereafter be reclassified.

“Company” has the meaning set forth on the face of this Note.

“Conversion Date” means the date a Conversion Notice (together with the Conversion Schedule required to be attached thereto) is delivered to the Company in accordance with Section 5(a).

“Conversion Failure” has the meaning set forth in Section 6(e) of this Note.

“Conversion Notice” means a written notice in the form attached hereto as Exhibit A.

“Conversion Price” means $1.00, subject to adjustment from time to time pursuant to Section 10. For purposes of determining the Conversion Price of a Euro-denominated Note on any Conversion Date, the Company shall first convert Euros to U.S. Dollars based on the prevailing spot exchange rate published in the Wall Street Journal on the Conversion Date or, in the absence thereof, such other recognized exchange rate available as of the Conversion Date as the Company may determine.

“Conversion Schedule” has the meaning set forth in Section 5(a) of this Note.

“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Distributed Property” has the meaning set forth in Section 10(b) of this Note.

“Eligible Market” shall have the same meaning as the term Trading Market set forth in the Purchase Agreement.

“Event Equity Value” means the average of the Closing Prices for the five consecutive Trading Days immediately preceding either: (a) the date of an Event Notice or the date the Company becomes obligated to pay the Event Price under Section 7(b), as applicable, or (b) the date on which the Event Price with respect thereto is paid in full, whichever is greater.

“Event Notice” has the meaning set forth in Section 7(a) of this Note.

“Event Price” has the meaning set forth in Section 7(a) of this Note.

“Event of Default” means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) any default in the payment (free of any claim of subordination), when the same becomes due and payable (whether on a Prepayment Date, the Maturity Date or by acceleration or prepayment or otherwise), of principal under or interest in respect of this Note.

(ii) the Company or any Subsidiary (1) fails to pay when due or there is an acceleration of any monetary obligation (regardless of amount) under any currently existing or hereafter arising debenture (other than a Note) or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness or under any long term leasing or factoring arrangement, if the aggregate amount of the obligations and liabilities of the Company and the subsidiaries thereunder exceed $500,000 (each of the foregoing a “Material Debt Agreement”), or (2) fails to observe or perform any other obligation under any Material Debt Agreement, and such failure results in the obligations thereunder becoming or being declared due and payable prior to the date on which they would otherwise become due and payable.

(iii) the Company shall fail to observe or perform any covenant, condition or agreement contained in any Transaction Document, and such failure shall continue unremedied for a period of thirty days after the earliest of (i) the date on which written notice of such default is first given to the Company by the Investor (it being understood that no prior notice need be given in the case of a default that cannot reasonably be cured within thirty days, or (ii) the date the Company discovers or such default or reasonably should have discovered such default.

(iv) the Company creates or suffers to exist any Lien (other than judgment liens which are covered by clause (ix) below) upon any of its properties, except in accordance with Section 5.2 of the Purchase Agreement.

(v) the occurrence and continuance of an Event of Default under any other Note.

(vi) the Company fails to deliver a stock certificate evidencing Underlying Shares to an Investor within five Trading Days after a Conversion Date, or the conversion rights of the Investors pursuant to the terms hereof are otherwise suspended for any reason.

(vii) any of the Company’s representations and warranties set forth in any Transaction Document shall be incorrect as of the date made or as of the Original Issue Date.

(viii) the occurrence of a Bankruptcy Event.

(ix) one or more judgments for the payment of money in an aggregate amount in excess of $250,000 shall be rendered against the Company or any subsidiary or any combination thereof (which shall not be fully covered by insurance without taking into account any applicable deductibles) and which shall remain undischarged or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any subsidiary to enforce any such judgment.

(x) any Transaction Document shall cease, for any reason, to be in full force and effect, or the Company shall so assert in writing or shall disavow any of its obligations thereunder.

(xi) the Common Stock shall not be listed or quoted, or is suspended from trading, on an Eligible Market for a period of three Trading Days (which need not be consecutive Trading Days).

“Fundamental Transaction” has the meaning set forth in Section 10(c) of this Note.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than unsecured accounts payable incurred in the ordinary course of business and no more than ninety (90) days past the due date set forth in the invoice therefor), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements that exceed amounts necessary to hedge the Company’s cross-currency exposure and (h) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

“Interest Payment Date” has the meaning set forth in Section 2(a) of this Note.

“Investor” has the meaning set forth on the face of this Note.

“January Notes” has the meaning set forth in Section 8(a) of this Note.

“Material Debt Agreement” has the meaning set forth within the definition of Event of Default.

“Maturity Date” has the meaning set forth on the fact of this Note.

“Maximum Percentage” has the meaning set forth in Section 5(b) of this Note.

“Maximum Rate” has the meaning set forth in Section 14 of this Note.

“New Note” has the meaning set forth in Section 4 of this Note.

“New York Courts” has the meaning set forth in Section 14(b) of this Note.

“Original Issue Date” has the meaning set forth on the face of this Note.

“Prepayment Date” has the meaning set forth in Section 12 of this Note.

“Prepayment Notice” has the meaning set forth in Section 12 of this Note.

“Proceeding” means a claim, suit, arbitration, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchase Agreement” has the meaning set forth on the face of this Note.

“Register” has the meaning set forth in Section 3 of this Note.

“Registered Notes” has the meaning set forth in Section 3 of this Note.

“Securities Act” has the meaning set forth on the face of this Note.

“Senior Debt” has the meaning set forth in Section 8(b) of this Note.

“Trading Day” shall have the meaning set forth in the Purchase Agreement.

“Underlying Shares” means the shares of Common Stock issuable upon conversion of the Notes and payment of interest thereunder.

“VWAP” means, with respect to any date of determination, the daily volume weighted average price (as reported by Bloomberg using the VAP function) of the Common Stock on such date of determination, or if there is no such price on such date of determination, then the daily volume weighted average price on the date nearest preceding such date.

2. Interest.

(a) The Company shall pay interest to the Investor on the aggregate unconverted and then outstanding principal amount of this Note at the rate of 6.5% per annum, payable quarterly in cash, in arrears on each three month anniversary of the Original Issue Date (each, an “Interest Payment Date”), except if such date is not a Trading Day, in which case such interest shall be payable on the next succeeding Trading Day; provided, further that, during the continuance of an Event of Default, this Note shall bear interest at the rate of 9.5% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed and shall accrue daily commencing on the Original Issue Date.

(b) Notwithstanding the foregoing, subject to the conditions and limitations set forth below, in lieu of paying accrued interest in cash the Company may, at its option, on each Interest Payment Date, pay accrued interest on this Note in kind by increasing the unpaid principal amount of this Note, and interest shall thereafter accrue on this Note on quarterly compounded basis. The Company must deliver written notice to the Investor indicating the manner in which it intends to pay interest at least ten Trading Days prior to each Interest Payment Date, but the Company may indicate in any such notice that the election contained therein shall continue for subsequent Interest Payment Dates until rescinded. All interest payable in respect of the Notes on any Interest Payment Date must be paid in the same manner.

3. Registration of Notes. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the principal amount of the Notes held by such holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of principal and interest hereunder, notwithstanding notice to the contrary. A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a request to assign or sell all or part of any Registered Note by a holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 4.

4. Registration of Transfers and Exchanges. The Company shall register the transfer of any portion of this Note in the Register upon surrender of this Note to the Company at its address for notice set forth herein. Upon any such registration or transfer, a new Note, in substantially the form of this Note (any such new debenture, a “New Note”), evidencing the portion of this Note so transferred shall be issued to the transferee and a New Note evidencing the remaining portion of this Note not so transferred, if any, shall be issued to the transferring Investor. The acceptance of the New Note by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Note. The Company agrees that its prior consent is not required for the transfer of any portion of this Note; provided, however, that the Company shall be entitled to reasonable assurance, including an opinion of counsel reasonably acceptable to the Company, that such transfer complies with applicable federal and state securities laws. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Investor surrendering the same. No service charge or other fee will be imposed in connection with any such registration of transfer or exchange.

5. Conversion.

(a) At the Option of the Investor. All or any portion of the principal amount of this Note then outstanding together with any accrued and unpaid interest hereunder shall be convertible into shares of Common Stock at the Conversion Price (subject to the limitation set forth in Section 5(b)), at the option of the Investor, at any time and from time to time from and after the Original Issue Date. The Investor may effect conversions under this Section 5(a) by delivering to the Company a Conversion Notice together with a schedule in the form of Schedule 1 attached hereto (the “Conversion Schedule”). If the Investor is converting less than all of the principal amount represented by this Note, or, if a conversion hereunder may not be effected in full due to the application of Section 5(b), the Company shall honor such conversion to the extent permissible hereunder and shall promptly deliver to the Investor a Conversion Schedule indicating the principal amount which has not been converted.

(b) Certain Conversion Restrictions. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by an Investor upon each conversion of Notes (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Investor and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with such Investor’s for purposes of Section 13(d) of the Exchange Act (“Beneficial Ownership”), does not exceed 4.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion) (subject to change as described below, the “Maximum Percentage”). For the avoidance of doubt, except as otherwise provided herein in connection with a Fundamental Transaction, this Note may not be converted in whole or in part if the Investor’s Beneficial Ownership (as calculated herein) exceeds the Maximum Percentage prior to such exercise. For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. This provision shall not restrict the number of shares of Common Stock which an Investor may receive or beneficially own in order to determine the amount of securities or other consideration that such Investor may receive in the event of a Fundamental Transaction (defined below) involving the Company. For any reason at any time, upon the written or oral request of the Investor, the Company shall within one (1) Business Day confirm orally and in writing to the Investor the number of shares of Common Stock then outstanding. This restriction may not be waived, and notwithstanding anything to the contrary in any Transaction Document, may not be amended by agreement of the parties. To the extent that the limitation contained in this Section 5(b) applies, the determination of whether this Note is convertible (in relation to other securities owned by such Investor together with any Affiliates) and of which a portion of this Note is convertible shall be in the sole discretion of a Investor, and the submission of a Conversion Notice shall be deemed to be each Investor’s determination of whether this Note is convertible (in relation to other securities owned by such Investor together with any Affiliates) and of which portion of this Note is convertible, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination other than its obligation in this Section 5(b) above to, upon the Investor’s request, confirm orally and in writing to the Investor the number of shares of Common Stock then outstanding.

6. Mechanics of Conversion.

(a) The number of Underlying Shares issuable upon any conversion hereunder shall equal the outstanding principal amount of this Note to be converted, divided by the Conversion Price on the Conversion Date, plus (if indicated in the applicable Conversion Notice) the amount of any accrued but unpaid interest on this Note through the Conversion Date, divided by the Conversion Price on the Conversion Date.

(b) The Company shall, by the third Trading Day following each Conversion Date, issue or cause to be issued and cause to be delivered to or upon the written order of the Investor and in such name or names as the Investor may designate a certificate for the Underlying Shares issuable upon such conversion, free of restrictive legends if at such time a registration statement is then effective and available for use by the Investor. The Investor, or any Person so designated by the Investor to receive Underlying Shares, shall be deemed to have become holder of record of such Underlying Shares as of such Conversion Date. The Company shall use its best efforts to deliver Underlying Shares hereunder electronically (via a DWAC) through the Depository Trust Corporation or another established clearing corporation performing similar functions.

(c) The Investor shall not be required to deliver the original Note in order to effect a conversion hereunder. Execution and delivery of the Conversion Notice shall have the same effect as cancellation of the Note and issuance of a New Note representing the remaining outstanding principal amount.

(d) The Company’s obligations to issue and deliver Underlying Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Investor to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Investor or any other Person of any obligation to the Company or any violation or alleged violation of law by the Investor or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Investor in connection with the issuance of such Underlying Shares.

(e) If by the third Trading Day after a Conversion Date the Company fails to deliver to the Investor such Underlying Shares in such amounts and in the manner required pursuant to Section 5(a) (a “Conversion Failure”), then the Investor will have the right, exercisable at any time prior to receipt of the required Underlying Shares, to rescind the Conversion Notice pertaining thereto by giving written notice to the Company prior to such Investor’s receipt of such Underlying Shares.

7. Events of Default; Change of Control.

(a) At any time or times following the occurrence and during the continuance of an Event of Default, the Investor may elect, by notice to the Company (an “Event Notice”), to require the Company to purchase all or any portion of the outstanding principal amount of this Note, as indicated in such Event Notice, at a purchase price in [Dollars][Euros] in cash equal to the greater of: (A) 102% of such outstanding principal amount, plus all accrued but unpaid interest thereon and any other amounts then owing to the Investor under the Transaction Documents, through the date of purchase, or (B) the Event Equity Value of the Underlying Shares that would be issuable upon conversion of such principal amount and payment in Common Stock of all such accrued but unpaid interest thereon (without regard to any condition precedent or conversion limitation contained herein). The aggregate amount payable pursuant to the preceding sentence is referred to as the “Event Price.” The Company shall pay the aggregate Event Price to the Investor (free of any claim of subordination) no later than the third Trading Day following the date of delivery of the Event Notice, and upon receipt thereof the Investor shall deliver the original Note so repurchased to the Company. If the Company is unable to redeem all principal, interest and other amounts designated in an Event Notice and such other Event Notices received from other Investors received within seven (7) Business Days of the Investor’s Event Notice, then the Company shall redeem a pro rata amount from each Investor of the Notes based on the principal amount of the Notes submitted for redemption pursuant to such Event Notice and such other Event Notices received by the Company during such seven (7) Business Day period. Any partial payments made by the Company pursuant to the preceding sentence shall not relieve the Company of the obligation to pay the remaining unpaid amounts.

(b) Upon the occurrence of any Bankruptcy Event with respect to the Company, all outstanding principal and accrued but unpaid interest on this Note and any other amounts then owing under the Transaction Documents shall immediately become due and payable in full in [Dollars][Euros] in cash (free of any claim of subordination), without any action by the Investor, and the Company shall immediately be obligated to repurchase this Note held by such Investor at the Event Price pursuant to the preceding paragraph as if the Investor had delivered an Event Notice immediately prior to the occurrence of such Bankruptcy Event.

(c) Change of Control.

(i) Upon the occurrence or entering into by the Company or any subsidiary, or consummation of, any Change of Control prior to the one year anniversary of the initial Closing Date, the Investor may elect to require the Company to purchase all or any portion of the outstanding principal amount of this Note, as indicated in such Event Notice, at a purchase price in [Dollars][Euros] in cash equal to the greater of: (A) 125% of such outstanding principal amount, plus all accrued but unpaid interest thereon and any other amounts then owing to the Investor under the Transaction Documents, through the date of purchase, or (B) the Event Equity Value of the Underlying Shares that would be issuable upon conversion of such principal amount and payment in Common Stock of all such accrued but unpaid interest thereon (without regard to any condition precedent or conversion limitation contained herein).

(ii) Upon the occurrence or entering into by the Company or any subsidiary, or consummation of, any Change of Control between the one year and two year anniversaries of the initial Closing Date, the Investor may elect to require the Company to purchase all or any portion of the outstanding principal amount of this Note, as indicated in such Event Notice, at a purchase price in [Dollars] [Euros] in cash equal to the greater of: (A) 120% of such outstanding principal amount, plus all accrued but unpaid interest thereon and any other amounts then owing to the Investor under the Transaction Documents, through the date of purchase, or (B) the Event Equity Value of the Underlying Shares that would be issuable upon conversion of such principal amount and payment in Common Stock of all such accrued but unpaid interest thereon (without regard to any condition precedent or conversion limitation contained herein).

(iii) Upon the occurrence or entering into by the Company or any subsidiary, or consummation of, any Change of Control between the two year and three year anniversaries of the initial Closing Date, the Investor may elect to require the Company to purchase all or any portion of the outstanding principal amount of this Note, as indicated in such Event Notice, at a purchase price in [Dollars] [Euros] in cash equal to the greater of: (A) 115% of such outstanding principal amount, plus all accrued but unpaid interest thereon and any other unpaid amounts then owing to the Investor under the Transaction Documents, through the date of purchase, or (B) the Event Equity Value of the Underlying Shares that would be issuable upon conversion of such principal amount and payment in Common Stock of all such accrued but unpaid interest thereon (without regard to any condition precedent or conversion limitation contained herein).

(iv) Upon the occurrence or entering into by the Company or any subsidiary, or consummation of, any Change of Control following the three year anniversary of the initial Closing Date, the Investor may elect to require the Company to purchase all or any portion of the outstanding principal amount of this Note, as indicated in such Event Notice, at a purchase price in [Dollars] [Euros] in cash equal to the greater of: (A) 102% of such outstanding principal amount, plus all accrued but unpaid interest thereon and any other amounts then owing to the Investor under the Transaction Documents, through the date of purchase, or (B) the Event Equity Value of the Underlying Shares that would be issuable upon conversion of such principal amount and payment in Common Stock of all such accrued but unpaid interest thereon (without regard to any condition precedent or conversion limitation contained herein).

(v) If any Investor makes an election under Section 7(c) of that Investor’s Note, then the Company shall provide notice of such election to all other Investors.

(d) In connection with any Event of Default, the Investor need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind (other than the Event Notice), and the Investor may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Any such declaration may be rescinded and annulled by the Investor at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereto.

8. Ranking; Subordination.

(a) This Note ranks pari passu with all other Notes now or hereafter issued pursuant to the Transaction Documents, all of which are subordinate to the Company’s Senior Convertible Promissory Notes due January 12, 2012 and issued on January 12, 2007 (the “January Notes”). Except as otherwise contemplated by the Transaction Documents, after the Company repays amounts due under the January Notes, the Company shall repay amounts due under this Note and all other Notes issued pursuant to the Transaction Documents, on a pro rata basis, based upon the relative unpaid principal balances thereof then due. The Company will not, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, that is senior or pari passu in any respect to the Company’s obligations under the Notes other than Permitted Indebtedness, including the January Notes.

(b) The Investor, for itself and its permitted successors and assigns, by acceptance of this Note, agrees that the payment of principal and interest on this Note (other than payment of interest in kind or in securities) is expressly subordinate and subject to the prior payment in full of the January Notes, including all renewals, extensions, refinancings, increases and replacements of such Indebtedness (collectively, the “Senior Debt”), whether existing on the date hereof or thereafter issued, incurred, created, assumed and, accordingly, the Investor agrees not to accept cash payment of all or any part of the principal or interest on this Note until after payment in full of such senior Indebtedness. The provisions of this Note shall be binding upon all persons who, in reliance upon such provisions, become holders of, or continue to hold, the Senior Debt; such provisions are made for the benefit of the holders of the Senior Debt. Upon written request of the Company, Investors will, within 10 days of such request, execute and deliver such further instruments as may be reasonably required by the holder or holders of the Senior Debt to evidence and confirm that the obligations evidenced by this Note are subordinate to the Senior Debt. If, prior to satisfaction of the Senior Debt, the Investor receives any payment or security for or on account of claims and demands of the Investor against the Company, the Investor shall immediately deliver such payments or security to the collateral agent appointed on behalf of the holders of the Senior Debt (the “Agent”) in the form received, except for the endorsement when necessary for application and until so delivered, such payment or security shall be held in trust by the Investor as property of such Agent, acting on behalf of such holders.

9. Reservation of Underlying Shares. The Company covenants that it will, subject to the exceptions set forth in the Purchase Agreement, at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, the number of Underlying Shares which are then issuable and deliverable upon the conversion of (and otherwise in respect of) this entire Note (taking into account the adjustments of Section 10), free from preemptive rights or any other contingent purchase rights of persons other than the Investor. The Company covenants that all Underlying Shares so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

10. Certain Adjustments. The Conversion Price is subject to adjustment from time to time as set forth in this Section 10.

(a) Stock Dividends and Splits. If the Company, at any time while this Note is outstanding: (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b) Pro Rata Distributions. If the Company, at any time while this Note is outstanding, distributes to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case, “Distributed Property”), then, at the request of the Investor delivered before the 90th day after the record date fixed for determination of shareholders entitled to receive such distribution, the Company will deliver to the Investor, within five Trading Days after such request (or, if later, on the effective date of such distribution), the Distributed Property that the Investor would have been entitled to receive in respect of the Underlying Shares for which this Note could have been converted immediately prior to such record date. If such Distributed Property is not delivered to the Investor pursuant to the preceding sentence, then upon any conversion of this Note that occurs after such record date, the Investor shall be entitled to receive, in addition to the Underlying Shares otherwise issuable upon such conversion, the Distributed Property that the Investor would have been entitled to receive in respect of such number of Underlying Shares had the Investor been the record holder of such Underlying Shares immediately prior to such record date. Notwithstanding the foregoing, this Section 10(b) shall not apply to any distribution of rights or securities in respect of adoption by the Company of a shareholder rights plan, which events shall be covered by Section 10(a).

(c) Fundamental Transactions. If, at any time while this Note is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 10(a) above) (in any such case, a “Fundamental Transaction”), then the Investor shall have the right to: (x) declare an Event of Default pursuant to clause (iii) thereunder, or (y) upon any subsequent conversion of this Note, receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”) or (z) require the surviving entity to issue to the Investor an instrument identical to this Note (with an appropriate adjustment to the conversion price) such that the Investor may receive shares of the surviving company’s common stock. For purposes of any such conversion, the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Investor shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction (or, if different, the ultimate parent of such successor or entity or the entity issuing the Alternate Consideration) shall issue to the Investor a new debenture consistent with the foregoing provisions and evidencing the Investor’s right to convert such debenture into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(d) Reclassifications; Share Exchanges. In case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (other than compulsory share exchanges which constitute Change of Control transactions), the Investors of the Notes then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Investors shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Company into which such shares of Notes could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

(e) Calculations. All calculations under this Section 10 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(f) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 10, the Company at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Investor.

11. Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Underlying Shares on conversion of this Note. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon conversion of this Note or payment of interest hereon, the number of Underlying Shares to be issued will be rounded up to the nearest whole share.

12. Prepayment. If at any time following the three year anniversary of the Original Issue Date: (i) the VWAP of the Common Stock for 20 Trading Days during any 30 consecutive Trading Day period (each of which Trading Days must occur following the three year anniversary of the Original Issue Date) ending on the Trading Day immediately preceding the date on which the Prepayment Notice (as defined below) is delivered by the Company, is greater than 175% of the Conversion Price (subject to adjustment pursuant to Section 10), and (ii) the average daily trading volume for the Common Stock for the 30 Trading Day period referenced in clause (i) above is 40,000 shares, then, subject to the conditions set forth in this Section, the Company may, in its sole discretion, elect to prepay this Note, in whole or in part, by paying to the Investor, in immediately available funds, 102% of the then outstanding principal amount (or portion thereof as applicable), plus all accrued but unpaid interest, due under this Note, on the date that is the fifth Trading Day after written notice thereof (a “Prepayment Notice”) is received by the Investor (such fifth Trading Day shall be known as the “Prepayment Date”) at the address last shown on the records of the Company for the Investor or given by the Investor to the Company for the purpose of notice; provided, that the conditions to giving such notice must be in effect at all times during the entire 30 Trading Day period referenced in (i) above through the expiration of the Prepayment Date (other than as to clause (i) above which only needs to be satisfied up to the time of the delivery of the Prepayment Notice) or any such Prepayment Notice shall be null and void. Under no circumstances may the Company deliver more than one Prepayment Notice in any 90 calendar day period.

13. Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via e-mail or via facsimile at the facsimile number specified in this Section prior to 5:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Company, to 1400 North Providence Road, Suite 6010, Media, Pennsylvania, 19063, facsimile: (610) 565-7081, attention: Chief Financial Officer, (ii) if to the Investor, to the address or facsimile number appearing on the Company’s shareholder records or such other address or facsimile number as the Investor may provide to the Company in accordance with this Section.

14. Miscellaneous.

(a) This Note shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Note shall be construed to give to any person or corporation other than the Company and the Investor and their respective successors and assigns any legal or equitable right, remedy or cause under this Note. This Note shall inure to the sole and exclusive benefit of the Company and the Investor.

(b) All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for any Proceeding, and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any New York Court or that a New York Court is an inconvenient forum for such Proceeding. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal Proceeding. The prevailing party in a Proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

(c) The headings herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(d) In case any one or more of the provisions of this Note shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Note shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Note.

(e) Terms of this Note may be amended or waived by the Required Purchasers, provided, however that no provision of this Note may be waived or amended except in accordance with the requirements set forth in the Purchase Agreement, and if the waiver or amendment would alter the unpaid principal balance, the interest rate or the Maturity Date of this Note, in a written instrument signed, in the case of an amendment, by the Company and the Investor or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right. Notwithstanding the foregoing, Sections 8, 14(a) and 14(e) of this Note may not be amended, modified or supplemented and no amendment, modification, supplement or waiver affecting Sections 8, 14(a) and 14(e) may otherwise be provided without the prior written consent of the Agent.

(f) To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or Proceeding that may be brought by any Investor in order to enforce any right or remedy under the Notes. Notwithstanding any provision to the contrary contained in the Notes, it is expressly agreed and provided that the total liability of the Company under the Notes for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Notes exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Notes is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate of interest applicable to the Notes from the effective date forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Investor with respect to indebtedness evidenced by the Notes, such excess shall be applied by such Investor to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Investor’s election.

(g) Unless expressly stated in this Note to the contrary, nothing in this Note, whether express or implied, is intended to confer any rights or remedies under or by reason of this Note on any persons other than the holder of this Note and its legal representatives, successors and permitted assigns. Notwithstanding the foregoing, the holders of the Senior Debt are the express third party beneficiaries of Sections 8 and 14(e) of this Note.

{Signature Page Follows}

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

SYNOVA HEALTHCARE GROUP, INC.

By:
Name:
Title:

{Signature Page to Series B Note}

EXHIBIT A

CONVERSION NOTICE

(To be Executed by the Registered Investor

in order to convert Notes)

The undersigned hereby elects to convert the principal amount of Note indicated below, into shares of Common Stock of Synova Healthcare Group, Inc., as of the date written below. If shares are to be issued in the name of a Person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Investor for any conversion, except for such transfer taxes, if any. All terms used in this notice shall have the meanings set forth in the Note.

Conversion calculations:
Date to Effect Conversion

Principal amount of Note owned prior to conversion

Principal amount of Note to be Converted

Principal amount of Note remaining after Conversion

DTC Account

Number of shares of Common Stock to be Issued

Applicable Conversion Price

Name of Investor

By:
Name:
Title:

Schedule 1

Synova Healthcare Group, Inc.

6.5% Senior Convertible Promissory Notes, Series B, due September 19, 2012

CONVERSION SCHEDULE

This Conversion Schedule reflects conversions made under the above referenced Notes.

Dated:

Date of Conversion	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion	Applicable Conversion Price

20